PRESS RELEASE

Scuzscon Walker
Verticalnet, Inc.
610-695-2301

swalker@verticalnet.com

Verticalnet Reports Financial Results for the Second Quarter of 2006

MALVERN, PA - August 14, 2006 — (BUSINESS WIRE) -Verticalnet, Inc. (Nasdaq:VERT), a leading provider of on-demand supply management solutions, today announced results for its second quarter ended June 30, 2006.

Revenue for the quarter ended June 30, 2006 was $4.2 million, as compared to $5.0 million for the quarter ended June 30, 2005. Verticalnet’s net loss for the quarter ended June 30, 2006 was $13.3 million, or ($1.75) per share, including a $9.9 million non-cash charge related to a goodwill write-down as discussed below, as compared to a net loss of $4.0 million, or ($0.66) per share, for the quarter ended June 30, 2005. Adjusted net loss from operations(a) for the quarter ended June 30, 2006 was $2.4 million, or ($0.31) per share, as compared to an adjusted net loss from operations(a) of $2.9 million, or ($0.48) per share, for the quarter ended June 30, 2005. For the quarters ended June 30, 2006 and 2005, weighted-average shares outstanding were approximately 7.6 million and 6.0 million shares, respectively.

Total operating expenses for the quarter include a non-cash goodwill charge of $9.9 million, amortization expense for intangible assets of $450,000, and stock based compensation charges of $584,000. In accordance with SFAS No. 142, the Company performed a goodwill impairment test as of June 30, 2006. Based on the results of this test, the Company recorded a $9.9 million goodwill impairment charge. Excluding these charges, total operating expenses would have been $6.4 million for the quarter ended June 30, 2006 as compared to $7.9 million for the quarter ended June 30, 2005.

The Company reported that billings for the second quarter of 2006 were $4.9 million, an increase from $4.0 million in the first quarter of 2006 and equal to the $4.9 million for the comparable period last year. As a result of quarterly billings(b) exceeding revenue, deferred revenue increased by $667,000 or 18% versus the deferred revenue balance at the end of the first quarter of 2006.

Total software and software related revenue increased to $1.9 million for the second quarter of 2006, an 18% increase over the second quarter of the prior year. Software bookings(c) for the second quarter of 2006 were $0.9 million compared to $0.4 million for the comparable period in the prior year representing a 127% improvement over the prior year. Software bookings continue to strengthen into the third quarter despite the historically slow nature of this period. To date, software bookings in the third quarter exceed those recorded in the second quarter despite being only 44 days into the period.

Services revenue for the second quarter of 2006 was $2.3 million as compared to $3.4 million for the comparable period in the prior year, which included a $1.4 million decline in revenue from Verticalnet’s top two accounts which represent legacy non-core revenue. Revenue from these two customers declined to 23% of total revenue in the second quarter of 2006 from 47% in the second quarter of 2005 and 33% in the first quarter of 2006. Core services revenue associated with supply management solution delivery increased by $0.3 million over the period.

We believe that overall top-line revenue trends in both software and services do not provide the clearest picture of the overall trend in Verticalnet’s business. Non-core revenue from Verticalnet’s two large legacy accounts continues to represent a smaller percentage of total revenue each quarter. Core revenue from on-demand supply management software and services revenue, which excludes these two customers, continues to show strong growth which partially offset the declining non-core revenue in the second quarter. Excluding the non-core revenue generated by Verticalnet’s top two accounts, core supply management revenue between the second quarter of 2005 and the second quarter of 2006 grew by 20%. Billings for Verticalnet’s core business, excluding these two legacy accounts, grew by 49% over the same period, demonstrating strong growth as a result of Verticalnet’s focus on building a leading business in the on-demand supply management solutions space.

Expense management continued through the second quarter with significant reductions in cost of revenue and operating expenses versus the same quarter in 2005 despite the inclusion of option expenses in all cost categories beginning in 2006, which increased costs by $0.4 million in the second quarter of 2006 versus 2005. Compared to the same period in 2005, cost of revenue and research and development both declined by 20% and sales and marketing expenses decreased by 9%. General and administrative expenses increased by 21% versus the same period, driven primarily by higher legal and professional expenses. Total operating expenses, including the cost of revenue, but excluding amortization, litigation costs, restructuring charges and an impairment charge for goodwill, were reduced by approximately 10% versus the comparable period in the prior year despite the inclusion of additional stock option expenses.

“The second quarter of 2006 showed a rebound from the first quarter, with growth in revenue, billings, and deferred revenue, which was achieved in tandem with our continued focus on cost reductions. We believe that our core supply management services business is growing rapidly and while this growth has been offset by declining legacy revenue, it is laying the foundation for future top-line and bottom line improvement,” stated Nathanael V. Lentz, President and CEO of Verticalnet. “The last 120 days, continuing into Q3, have been the strongest ever for Verticalnet in terms of new customer acquisition, existing customer extensions, and competitive wins across both the US and Europe. Our win rate against all of our competitors is improving with our investments in key product areas, our focus on on-demand delivery, and our proven product quality are all driving differentiation in competitive sales,” Lentz continued.

Business Trends and Highlights:

Verticalnet has experienced significant sales momentum since the beginning of the second quarter and carrying forward into the third quarter, both with new customers in competitive selling environments and with up-selling of existing customers. Several trends in Verticalnet’s sales success are worth highlighting including:

•	Continued success in head-to-head competitive wins versus all major competitors with a short-list win rate of over 65% for the period.

•	Customer demand shifting from single module negotiation subscriptions to multiple module or suite subscriptions with a particularly notable trend towards buyers seeking spend analysis in conjunction with negotiation, a focus which prevents many competitors who have a limited offering from competing.

•	Continued customer acceptance of on-demand software and support as the delivery model of choice for supply management solutions. Verticalnet’s win rate in large multiple module suite deals has improved as customers seek true on-demand solutions and recognize that despite claims, Verticalnet’s largest competitors have failed to deliver broad on-demand solutions to date.

•	Success in Europe has continued to improve with four new software customers added in the United Kingdom since the end of the first quarter and the addition of our first German and Spanish customers to our client list.

•	Procurement Manager, a new module added to Verticalnet’s suite with the acquisition of Digital Union, Verticalnet’s United Kingdom subsidiary, has seen significant interest and resulted in two large new customer additions since the first quarter.

•	Verticalnet re-launched its optimization-led category sourcing solution, named XE Collaborative Solutions (XECS) and saw strong wins with this product across both the US and Europe with six new customer wins since the end of the first quarter.

•	Verticalnet’s partner sales efforts have generated significant new wins over the period, highlighted by a major joint win combining Digital Union and IBM in the United Kingdom at a global food services company.

•	Specific business highlights since the end of the first quarter include:

•	65% short list win rate on competitive selections with the result being 14 new customers selecting Verticalnet;

•	Ten new software customers selected Verticalnet, including 6 in Europe;

•	Six new XECS engagements sold across both the US and Europe both directly and through three major partnerships;

•	21 new contracts signed or committed with existing customers including major European spend analysis roll-outs for existing spend analysis customers, a major services engagement for an industry consortium, and a transportation performance management system for a large CPG company; and

•	A 100% renewal rate was achieved on existing software contracts and maintenance agreements during the period.

The impact of these results can be seen in the growth in Verticalnet’s core software and services revenue in the second quarter as well as in the growth in billings, deferred revenue and software bookings over the period. We believe third quarter progress, discussed above, will also be reflected in billings, deferred revenue, additions to backlog, and increases in core supply management revenue in the third quarter and beyond.

“We believe that our products, our people, and our reputation for delivering value to customers are having an impact both in new customer wins and in our ability to grow our existing base of customers,” stated Lentz. “The breadth of our XE supply management product suite, our differentiated on-demand capabilities, and our commitment to customer success are all combining to make us a strong and viable competitor.”

(a)	Adjusted net loss from operations is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe that adjusted net loss from operations provides useful information to investors as it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate adjusted net loss from operations in the same manner, and adjusted net loss from operations as presented by Verticalnet may not be comparable to adjusted net loss from operations presented by other companies. Included, following the financial statements, is a reconciliation of net loss to adjusted net loss from operations that should be read in conjunction with the financial statements.

(b)	Billings represents all invoices billed to customers during the quarter.

(c)	Software bookings represent all software and software related agreements entered into during the referenced period with new or existing customers.

Conference Call Information:
Verticalnet will host a conference call on August 14, 2006 at 5:00 p.m. EDT to discuss the Company’s second quarter results.

To join the call, please dial 866.700.7441 in the United States and Canada, and 617.213.8839 for other international locations and then enter the pass code 51644303. There will also be a live web broadcast and recorded replay available on the investor relations section of the Company’s website at: http://www.verticalnet.com/company/investor.asp.

A replay of this call will be available after 7:00 p.m. EDT on the day of the call through 7:00 p.m., September 14, 2006, by dialing 888.286.8010 in the United States and Canada, and 617.801.6888 for other international locations, and entering pass code 54782632.

The recorded web broadcast replay will also be available on the Investor Relations section of the Company’s website at: http://www.verticalnet.com/company/investor.asp.

About Verticalnet, Inc.

Verticalnet is a leading provider of on-demand supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about revenue trends in software and services, our core business growing rapidly, third quarter progress being reflected in billings, deferred revenue, additions to backlog, and increases in core supply management solutions business, future revenue growth, matters having an impact in new customer wins in the third quarter, progress continuing into the third quarter, driving significant revenue in coming quarters, and our ability to grow our existing base of customers, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipated,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on The Nasdaq Capital Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, which have been filed with the SEC. Verticalnet is making these statements as of August 14, 2006 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

###

Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC

Public Relations contact:	Investor Relations Contact:

Scuzscon Walker	Gene S. Godick

Verticalnet, Inc.	Verticalnet, Inc.

610-695-2301	610-240-0600

swalker@verticalnet.com	Investorelations@verticalnet.com

Verticalnet, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005 (4)	2006	2005 (4)
Revenues:
Software and software related	$1,890	$1,597	$3,431	$3,112
Services	2,295	3,447	4,670	7,208

Total revenues	4,185	5,044	8,101	10,320

Cost of revenues (1) :
Cost of software and software related	575	758	1,173	1,458
Cost of services	1,432	1,823	3,084	3,781
Amortization of acquired technology and customer contracts	249	240	496	479

Total cost of revenues	2,256	2,821	4,753	5,718

Gross profit	1,929	2,223	3,348	4,602

Operating expenses(1) :
Research and development	1,398	1,741	2,873	3,466
Sales and marketing	1,899	2,082	3,834	4,026
General and administrative	1,688	1,396	3,338	2,978
Litigation and settlement costs	8	5	1,026	38
Restructuring charges (reversals)	(22)	324	216	324
Impairment charge for goodwill	9,877	—	9,877	—
Amortization of other intangible assets	201	301	459	625

Total operating expenses	15,049	5,849	21,623	11,457

Operating loss	(13,120)	(3,626)	(18,275)	(6,855)
Interest and other expense, net (2)	191	338	344	298

Net loss	$(13,311)	$(3,964)	$(18,619)	$(7,153)

Adjusted net loss from operations (5)	$(2,356)	$(2,897)	$(5,383)	$(5,270)

Basic and diluted loss per common share: (3)
Net loss	$(1.75)	$(0.66)	$(2.52)	$(1.19)

Adjusted net loss from operations (5)	$(0.31)	$(0.48)	$(0.73)	$(0.88)

Weighted average common shares outstanding:
Basic and diluted (3)	7,597	6,023	7,389	6,010

(1) As of January 1, 2006, the Company adopted SFAS No. 123R. As a result we now record expenses relating to stock option awards. The following presents the impact of the adoption of SFAS 123R and stock based compensation charges had on various expense categories (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Cost of revenues	$100	$31	$214	$43
Research and development	68	4	138	18
Sales and marketing	142	73	242	164
General and administrative	274	89	470	192

Total	$584	$197	$1,064	$417

(2)	During the three and six months ended June 30, 2006, the Company recorded a benefit from changes in the fair value of derivative liabilities as well as interest expense and accretion on its long-term debt.

(3)	During the three and six months ended June 30, 2006 and 2005, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all potentially dilutive securities were anti-dilutive.

(4)	Certain prior period amounts have been reclassified to conform with the current period’s financial statement presentation.

(5)	See “Reconciliation of GAAP Results to Non-GAAP Results and Other Financial Data” elsewhere in this press release.

Verticalnet, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$4,173	$4,576
Restricted cash	—	155
Accounts receivable, net	5,377	5,188
Prepaid expenses and other current assets	1,095	735

Total current assets	10,645	10,654
Property and equipment, net	1,122	1,288
Goodwill	9,590	19,331
Other intangible assets, net	3,097	4,003
Other assets	809	768

Total assets	$25,263	$36,044

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt, convertible notes, and non-current liabilities	$7,925	$2,638
Accounts payable and accrued expenses	5,198	4,038
Deferred revenues	3,896	3,297
Total current liabilities	17,019	9,973
Long-term debt, convertible notes, and non-current liabilities	1,113	3,675
Shareholders’ equity	7,131	22,396

Total liabilities and shareholders’ equity	$25,263	$36,044

Verticalnet, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2006	2005	2006	2005
Operating activities:
Net loss	$(13,311)	$(3,964)	$(18,619)	$(7,153)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	582	697	1,232	1,402
Stock-based compensation	584	197	1,064	417
Accretion of promissory notes and non-cash interest	616	—	1,043	—
Change in the fair value of derivative liabilities	(694)	—	(1,201)	—
Amortization of deferred financing costs	136	—	256	—
Impairment of goodwill	9,877	—	9,877	—
Write-down related to cost method investment	—	364	—	364
Other non-cash items	—	—	9	—
Change in assets and liabilities, net of effect of acquisition:
Restricted cash	211	—	—	—
Accounts receivable	(2,095)	659	(189)	1,541
Prepaid expenses and other assets	112	140	317	(3)
Accounts payable and accrued expenses	850	67	1,738	(910)
Deferred revenues	667	(243)	675	(226)
Net cash used in operating activities	(2,465)	(2,083)	(3,798)	(4,568)

Investing activities:
Capital expenditures	(21)	(194)	(66)	(242)
Acquisition related payments	—	(150)	(57)	(150)
Restricted cash	—	—	155	—

Net cash provided by (used in) investing activities	(21)	(344)	32	(392)

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(207)	(264)	(342)	(366)
Proceeds from issuance of senior subordinated discount notes, net	3,677	—	3,677	—
Proceeds from exercise of stock options and issuance of non-vested stock	6	6	8	8

Net cash provided by (used in) financing activities	3,476	(258)	3,343	(358)

Effect of exchange rate fluctuation on cash and cash equivalents	11	(71)	20	(133)

Net increase (decrease) in cash and cash equivalents	1,001	(2,756)	(403)	(5,451)
Cash and cash equivalents — beginning of period	3,172	6,675	4,576	9,370

Cash and cash equivalents — end of period	$4,173	$3,919	$4,173	$3,919

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$14	$11	$129	$16
Supplemental schedule of non-cash investing and financing activities
Financed insurance policies	$169	$186	$663	$816
Conversion of and payment on senior convertible promissory notes and accrued interest into/with common stock	1,057	—	2,063	—
Capital expenditures financed through capital lease arrangements	—	—	44	141

Reconciliation of GAAP results to non-GAAP results and Other Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2006	2005	2006		2005

Revenues:
Software and software related	$1,890	$1,597	$3,431		$3,112
Services	2,295	3,447	4,670		7,208

Total revenues	4,185	5,044	8,101		10,320
Total cost of revenues	2,256	2,821	4,753		5,718

Gross profit	1,929	2,223	3,348		4,602
Total operating expenses	15,049	5,849	21,623		11,457

Operating loss	(13,120)	(3,626)	(18,275)		(6,855)
Interest and other expense, net	191	338	344		298

Net loss	(13,311)	(3,964)	(18, 619	)	(7,153)

Non-GAAP adjustments:
Amortization of intangible assets	450	541	955		1,104
Restructuring charges (reversal)	(22)	324	216		324
Stock-based compensation	584	197	1,064		417
Accretion of promissory notes and non-cash interest	616	—	1,043		—
Amortization of deferred financing costs	136	—	256		—
Litigation costs	8	5	1,026		38
Impairment charge for goodwill	9,877	—	9,877		—
Change in the fair value of derivative liabilities	(694)	—	(1,201)		—

Adjusted net loss from operations	$(2,356)	$(2,897)	$(5,383)		$(5,270)

Basic and diluted loss per common share:
Net loss	$(1.75)	$(0.66)	$(2.52)		$(1.19)

Adjusted net loss from operations	$(0.31)	$(0.48)	$(0.73)		$(0.88)

Weighted average common shares outstanding:
Basic and diluted	7,597	6,023	7,389		6,010

Key Metrics	Three months ended June 30,
	2006	2005
Total billings	$4,906	$4,899
Software bookings	855	377